Exhibit 99.1

INTERVAL LEISURE GROUP ANNOUNCES ELECTION OF TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

Miami, FL, February 24, 2015 — Interval Leisure Group, Inc. (Nasdaq: IILG) announced that Jeanette E. Marbert and Chad Hollingsworth were elected to join its expanded board of directors, effective today.  Their election fills the vacancies resulting from the board’s decision to increase the number of directors comprising the board from nine to eleven.

ILG’s largest stockholder, Liberty Interactive Corporation, requested that ILG add another director who is a current employee of Liberty, after David Flowers retired last year from his full-time role as senior vice president and managing director, alternative investments of Liberty Media Corporation. In order to provide continuity of leadership and strengthen its board as a whole, ILG determined to enlarge the board and add both Liberty’s nominee and Ms. Marbert, while Liberty has agreed to nominate David Flowers and Gary Howard for re-election at ILG’s next annual meeting of stockholders.  Under its existing agreement with ILG, Liberty has the right to nominate a third director upon the increase of the ILG board to eleven members.

“We are pleased to have two such talented professionals join our board, as we continue to explore opportunities to expand the ILG platform,” said Craig M. Nash, chairman, president, and CEO. “Jeanette brings more than 30 years of experience in our business and a wealth of knowledge within operational management. We also gain the value of Chad’s expertise in evaluating potential acquisitions and joint ventures. We look forward to working with both of them.”

Ms. Marbert has served as chief operating officer of ILG since August 2008 and as executive vice president since June 2009. She joined Interval in 1984 and has served as chief operating officer for Interval since June 1999. Prior to her tenure as chief operating officer, Ms. Marbert served as General Counsel of Interval from 1994 to 1999.

Mr. Hollingsworth has served as a vice president of Liberty Interactive Corporation (formerly known as Liberty Media Corporation) since December 2011, having joined the company in November 2007. He also has served as a vice president of Liberty Media Corporation since December 2011, Liberty TripAdvisor Holdings, Inc. since August 2014, and Liberty Broadband Corporation since October 2014. Mr. Hollingsworth is a CFA® charterholder and focuses on transaction and structuring opportunities, strategic advisory work, and venture capital investment evaluation.

About Interval Leisure Group

Interval Leisure Group (ILG) is a leading global provider of non-traditional lodging, encompassing a portfolio of leisure businesses from exchange and vacation rental to vacation ownership. In its exchange and rental segment, Interval International and Trading Places International (TPI) offer vacation exchange and travel-related products to more than 2 million member families worldwide, while Hyatt Residence Club provides exchanges among its branded resorts in addition to its participation in the Interval Network. Aston Hotels & Resorts and Aqua Hospitality provide hotel and condominium rentals and resort management. In its vacation ownership segment, Vacation Resorts International, VRI Europe, Hyatt Vacation Ownership (HVO) and TPI provide management services to timeshare resorts and clubs, as well as homeowners’ associations. HVO also sells, markets, and finances vacation ownership interests. ILG through its subsidiaries independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt marks under license from affiliates of Hyatt Hotels Corporation. Headquartered in Miami, Florida, ILG has offices in 16 countries and more than 6,000 employees. For more information, visit www.iilg.com.

# # #

Investor Contact:

Jennifer Klein

Investor Relations

Jennifer.Klein@iilg.com

305-925-7302

Media Contact:

Christine Boesch

Corporate Communications

Chris.Boesch@iilg.com

305-925-7267